Exhibit 10.1
SYSTEM1, INC.
2024 STOCK APPRECIATION RIGHTS PLAN

1.Purpose. The purpose of this System1, Inc. 2024 Stock Appreciation Rights Plan (this “Plan”) is to enhance the ability of System1, Inc. (together with any successor, the “Company”) to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Any capitalized term that is used but not defined in the Plan will have the meaning provided to such term in the System1, Inc. 2022 Incentive Award Plan, as amended and/or restated from time to time (the “2022 Plan”).

2.Stock Available for Awards.
a.Number of Shares. Subject to adjustment under Article VIII of the 2022 Plan (as incorporated herein by reference), and further subject to the terms of this Section 2, the maximum number of shares of Class A common stock of the Company (“Shares”) that may be issued pursuant to awards of Stock Appreciation Rights granted under the Plan (“Awards”) shall be 23,800,000 Shares (the “Share Limit”). Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

b.Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant (as defined below) for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. However, notwithstanding the foregoing or anything herein to the contrary, Shares delivered to the Company by a Participant (whether by actual delivery, attestation or net settlement of any Award) to satisfy the applicable strike price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised and/or creating the tax obligation) will not, in any case, become or again be available for Award grants under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award that are not issued in connection with the stock settlement of the Award on exercise thereof shall not be added to the Shares authorized for grant under Section 2(a) and shall not be available for future grants of Awards.

3.Awards of Stock Appreciation Rights.

a.Eligibility. Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein (each Service Provider granted an Award under the Plan, a “Participant”).

b.Award Agreements. Each Award shall be evidenced by an Award Agreement entered into by and between the applicable Participant and the Company, which shall include the terms and conditions of the Award, subject to the limitations of the Plan.

c.General. Subject to the limitations of the Plan (including for clarity, the vesting conditions set forth in Section 3(e) below), the Administrator shall determine the number of Shares covered by each Award and the terms, conditions and limitations applicable each Award of Stock Appreciation Rights. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company, upon exercise of the exercisable portion of the Stock Appreciation Right, an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the strike price per each Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two, as the Administrator may determine or provide in the applicable Award Agreement.

d.Strike Price; Duration. The Administrator will establish each Stock Appreciation Right’s strike price and term and specify the strike price and term in the Award Agreement. The strike price will not be less than 100% of

Exhibit 10.1
the Fair Market Value on the grant date of the Stock Appreciation Right and the term of any Stock Appreciation Right shall not exceed seven (7) years.

e.Vesting Conditions.

i.General. Each Award of Stock Appreciation Rights granted under the Plan shall vest and become exercisable as follows, subject to and conditioned upon the applicable Participant’s continued status as a Service Provider through the applicable Vesting Date (as defined below):

1.Twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche I SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $50,000,000;

2.Twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche II SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $60,000,000;

3.Twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche III SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $70,000,000; and

4.The remaining twenty-five percent (25%) of the Stock Appreciation Rights subject to the Award (the “Tranche IV SARs”) shall vest if the Company’s Adjusted EBITDA for any trailing twelve (12)-month period commencing on or after the applicable date of grant equals or exceeds $80,000,000.

ii. Vesting Dates. The actual date on which any Stock Appreciation Rights subject to an Award vest in accordance with Section 3(e)(i) above shall be the first date following the grant date of such Award on which the Administrator certifies attainment of the applicable Adjusted EBITDA goal, which shall be no later than thirty (30) days following the date on which the Company files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission with respect to which such determination has been made by the Administrator (any such date, a “Vesting Date”) and which, for clarity, shall only occur during the thirty (30)-day window following the filing of an Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

iii. Adjusted EBITDA. “Adjusted EBITDA” means, with respect to any particular period, the Company’s net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, dividends or other distributions to equity holders, expense associated with revaluation of any warrants, costs associated with acquisitions or dispositions, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain segment-specific adjustments, and such other adjustments as may be appropriate to accurately reflect performance, in each case, as determined by the Administrator.

iv. Exercisability. Except as otherwise determined by the Administrator and set forth in the applicable Award Agreement, Stock Appreciation Rights that become vested and exercisable in accordance with this Section 3(e) shall remain vested and exercisable until such Stock Appreciation Rights expire or terminate pursuant to Section 3(f).

f.Termination of Service; Expiration. Except as otherwise determined by the Administrator and set forth in the applicable Award Agreement, each Award of Stock Appreciation Rights granted under the Plan shall be subject to termination, forfeiture and expiration as follows (and, for the avoidance of doubt, Stock Appreciation Rights may not be exercised to any extent by anyone following the date on which such Stock Appreciation Rights terminate, are forfeited or expire, as applicable):

Exhibit 10.1
i.Termination of Service.

1.General. If a Participant incurs a Termination of Service for any reason prior to any applicable Vesting Date, the Participant will forfeit all then-unvested Stock Appreciation Rights subject to such Award upon such Termination of Service.

2.For Cause. Notwithstanding anything to the contrary herein, if a Participant incurs a Termination of Service for Cause, the Participant will forfeit all Stock Appreciation Rights subject to such Award (whether or not then-vested) upon such Termination of Service as of the start of business on the date of such Termination of Service.

ii. Expiration.

1.Any then-outstanding and unvested Tranche I SARs subject to an Award will expire and be forfeited by the Participant on the fourth (4th) anniversary of the applicable date of grant.

2.Any then-outstanding and unvested Tranche II SARs subject to an Award will expire and be forfeited by the Participant on the fifth (5th) anniversary of the applicable date of grant.

3.Any then-outstanding and unvested Tranche III SARs subject to an Award will expire and be forfeited by the Participant on the sixth (6th) anniversary of the applicable date of grant.

4.Any then-outstanding SARs subject to an Award (whether vested or unvested) will expire and be forfeited by the Participant on the seventh (7th) anniversary of the applicable date of grant.

g.Exercise. Vested Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in any form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Stock Appreciation Right, together with payment in full of the required amount(s) for any applicable taxes. Unless the Administrator otherwise determines, a Stock Appreciation Right may not be exercised for a fraction of a Share.

4.Miscellaneous.

a.Certain Incorporations. The terms and conditions set forth in Article III (“Administration and Delegation”), Article VIII (“Adjustments for Changes in Common Stock and Certain Other Events”), Article IX (“General Provisions Applicable to Awards”), and Article X (“Miscellaneous”) of the 2022 Plan, but excluding each of Section 9.6 (“Amendment of Award; Repricing”), Section 10.3 (“Effective Date and Termination of Plan”) and Section 10.4 (“Amendment of Plan”), together with any successor provisions to any of the foregoing (other than Sections 10.3 and 10.4), are hereby incorporated into the Plan as if first set forth herein and shall be applicable to the Plan and all Awards hereunder. For clarity, (i) Shares subject to or delivered in respect of Awards hereunder shall not be counted for any purposes of determining the number of Shares available under the Overall Share Limit, Article IV of the 2022 Plan or otherwise under the 2022 Plan, and (ii) Shares subject to or delivered in respect of Awards under the 2022 Plan shall not be counted for any purposes of determining the number of Shares available under the Share Limit contained in Section 2(a) above or otherwise under the Plan.

b.Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type or changing the exercise or settlement date. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, and/or (ii) the change is permitted under Article VIII of the 2022 Plan or pursuant to Section 8.6 of the 2022 Plan. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, without the approval of the stockholders of the Company, (A) reduce the strike price per share of outstanding Stock Appreciation Rights or (B) cancel outstanding Stock Appreciation Rights in exchange for cash or other Awards with a strike price per share that is less than the strike price per share of the original Stock Appreciation Rights.

Exhibit 10.1

c.Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

d.Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15 of the 2022 Plan, or (c) an amendment to increase the Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment (as a condition to the effectiveness of any such Plan amendment): (i) if such Plan Amendment (x) adjusts or otherwise modifies any Adjusted EBITDA dollar threshold set forth in Section 3(e)(i) (other than adjustments or modifications made pursuant to Article VIII (“Adjustments for Changes in Common Stock and Certain Other Events”) of the 2022 Plan) or (y) extends the maximum term of exercisability of any Awards that may be granted hereunder, and/or (ii) to the extent necessary to comply with Applicable Laws.

e.Tax Withholding. Without limiting the provisions of Section 9.5 of the 2022 Plan (as incorporated herein), the Company and its Affiliates shall be entitled to deduct and withhold from any amounts payable under the Plan or any Award Agreement all federal, state, local and/or foreign taxes as the Administrator determines to be legally required pursuant to any applicable laws or regulations. In addition, the Administrator may require a Participant, as a condition to the payment of any Award, to satisfy any such withholding obligations by tendering a cash payment to the Company.

f.No Limitations on Company Action. For the avoidance of doubt, neither the existence of the Plan nor any Award hereunder shall create or be deemed to create any obligation on the part of the Company to seek the consent of any Participant or any other person in order to take or refrain from taking any action.

g.Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

h.Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of the Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Recovery Policy”) and any other claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws, as and to the extent set forth in the Recovery Policy, such other claw-back policy or the Award Agreement.

i.Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

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